Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of the date of the last signature affixed hereto, by and between Amedisys, Inc., a Delaware corporation (“Amedisys” or “the Company”), and Jeffrey Jeter (“Employee”). Amedisys and Employee specifically desire to void and cancel any prior employment agreements between the parties. This Agreement supersedes any prior agreements entered into between the parties.

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Amedisys and Employee hereby agree as follows:

Position of Employment. The Company will initially employ the Employee in the position of Chief Compliance Officer of Amedisys. In that position, Employee will report to the Chief Executive Officer of Amedisys. Amedisys retains the right to change Employee’s title, duties, and reporting relationships as may be determined to be in the best interests of the Company.

Term of Employment Agreement. The term of Employee’s employment with Amedisys shall continue through August 1, 2017 (the “Termination Date”), unless:

Employee’s employment is terminated by either party in accordance with the terms of this Employment Agreement; or

Such term of employment is extended or shortened by a subsequent agreement duly executed by each of the parties to this Employment Agreement, in which case such employment shall be subject to the terms and conditions contained in the subsequent written agreement.

Compensation and Benefits.

Base Salary. Beginning April 1, 2016, Employee shall be paid a base salary of $390,625.00 (three hundred and ninety thousand, six hundred and twenty-five thousand dollars and zero cents) annually (“Base Salary”), subject to applicable federal, state, and local withholding, such Base Salary to be paid to Employee on a bi-weekly pay schedule.

Incentive and Deferred Compensation. Employee will receive a lump sum incentive bonus in the amount of $125,000.00 (one hundred and twenty-five thousand dollars and zero cents), subject to applicable federal, state, and local withholding, for the 2015 performance period on March 11, 2016. All restricted stock units and stock options will vest per the terms of the Employee’s Equity Award Agreements. After August 1, 2017, any unvested restricted stock unit or unvested stock option awards will be forfeited. Employee will be ineligible to participate in any other incentive compensation programs.

Employee Benefits. Employee shall be eligible to participate in all employee benefit plans in which other Amedisys executives or officers participate. The terms and conditions of Employee’s participation in Amedisys’ employee benefit plans, policies, programs, or perquisites shall be governed by the terms of each such plan, policy, or program.

Duties and Performance. The Employee acknowledges and agrees that he is being offered a position of employment by the Company with the understanding that the Employee possesses a unique set of skills, abilities, and experiences which will benefit the Company, and he agrees that his continued employment with the Company, whether during the term of this Employment Agreement or thereafter, is contingent upon his successful performance of his duties in his position as noted above, or in such other position to which he may be assigned.

General Duties.

Employee shall render to the very best of Employee’s ability, on behalf of the Company, services to and on behalf of the Company, and shall undertake diligently all duties assigned to him by the Company.

Through July 31, 2016, Employee shall devote his full time, energy and skill to the performance of the services in which the Company is engaged, at such time and place as the Company may direct. Employee shall not undertake, either as an owner, director, shareholder, employee or otherwise, the performance of services for compensation (actual or expected) for any other entity without the express written consent of the Chief Human Resources Officer. Employee and Company agree that Employee will cease active work on August 1, 2016, and from that date through the Termination Date, the Employee shall be treated as on an authorized paid leave of absence.

Employee shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with his employment on behalf of the Company.

Termination of Employment. Employee’s employment with the Company may be terminated, prior to the Termination Date, in accordance with any of the following provisions:

1.	Termination by Employee. The Employee may terminate his employment at any time during the course of this Agreement by giving 30 days’ notice in writing to the Chief Human Resources Officer of Amedisys. During the notice period, Employee must fulfill all his duties and responsibilities set forth above and use his best efforts to train and support his replacement, if any. Failure to comply with this requirement may result in Termination for Cause described below, but otherwise Employee’s salary and benefits will remain unchanged during the notification period.

2.

Termination by the Company For Cause. The Company may, at any time and without notice, terminate the Employee for “cause.” Termination by the Company of the Employee for “cause” shall include termination based on any of the following grounds: (a) fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) conviction of a felony; (c) illegal use of drugs or excessive use of alcohol in the workplace; (d) intentional and willful misconduct that may subject the Company to criminal or civil liability; (e) breach of the Employee’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (f) willful disregard of Company policies and procedures; (g) breach of any of the material terms of this Agreement; and (h) insubordination or deliberate refusal to follow the instructions of the Chief Executive Officer of Amedisys.

3.	Termination By Death or Disability. The Employee’s employment and rights to compensation under this Employment Agreement shall terminate if the Employee is unable to perform the duties of his position due to death or disability lasting more than 90 days, and the Employee’s heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Employee is entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Employee is covered provide a benefit to the Employee’s heirs, beneficiaries, successors, or assigns.

Confidentiality. Employee agrees that at all times during Employee’s employment and following the conclusion of Employee’s employment, whether voluntary or involuntary, Employee will hold in strictest confidence and not disclose Confidential Information (as defined below) to anyone who is not also an employee of the Company or to any employee of the Company who does not also have access to such Confidential Information, without express written authorization of the Chief Executive Officer of the Company. “Confidential Information” shall mean any trade secrets or Company proprietary information, including but not limited to processes, formulas, customer lists, inventions, experimental developments, research projects, operating methods, cost, pricing, financial data, business plans and proposals, data and information the Company receives in confidence from any other party, or any other secret or confidential matters of the Company. Additionally, Employee will not use any Confidential Information for Employee’s own benefit or to the detriment of the Company during Employee’s employment or thereafter.

Expenses. The Company shall pay or reimburse Employee for any expenses reasonably incurred by him in furtherance of his duties hereunder, including expenses for entertainment, travel, meals and hotel accommodations, upon submission by him of vouchers or receipts maintained and provided to the Company in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

General Provisions.

Notices. All notices and other communications required or permitted by this Agreement to be delivered by Amedisys or Employee to the other party shall be delivered in writing to the address shown below, either personally or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party, and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission or upon the date or actual receipt shown on any return receipt if registered, certified or express mail is used, as the case may be.

Amedisys:

Amedisys, Inc.

Attention: Larry Pernosky

5959 S. Sherwood Forest Blvd.

Baton Rouge, LA 70816

Employee:

Jeffrey Jeter

17122 N. Lakeway Ave.

Baton Rouge, LA 70810

Amendments and Termination; Entire Agreement. This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement constitutes the entire agreement of Amedisys and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter. No further remuneration of any type shall be due to the employee other than what is set forth in this Agreement.

Successors and Assigns. The rights and obligations of the parties hereunder are not assignable to another person without prior written consent; provided, however, that Amedisys, without obtaining Employee’s consent, may assign its rights and obligations hereunder to a wholly-owned subsidiary and provided further that any post-employment restrictions shall be assignable by Amedisys to any entity which purchases all or substantially all of the Company’s assets.

Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

No Further Liability; Release. At the time of Employee’s termination of employment, Employee agrees to execute a release that fully discharges and releases the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Employee’s rights under this Agreement. Employee further agrees to execute and deliver a release in a form satisfactory to the Company, within such time following his termination of employment as will permit the release to become irrevocable.

Waiver of Rights. No waiver by Amedisys or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

Definitions; Headings; and Number. A term defined in any part of this Employment Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

Governing Laws and Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the Louisiana. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the Louisiana.

Section 409A. This agreement is not intended to provide for the payment of any “deferred compensation” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in accordance with such intention and in the least restrictive manner necessary to comply with such requirements (to the extent applicable) and without resulting in any diminution in value of the payments or benefits to Employee or Employee incurring any tax under Section 409A of the Code.

Resolution of Disputes. In the event that a Party to this Agreement has any claim, right or cause of action against another Party to this Agreement, which the Parties are unable to settle by agreement between themselves, such claim, right or cause of action, to the extent that the relief sought by such Party is for monetary damages or awards, will be determined by arbitration in accordance with the provisions of this Section. Except as provided in this Section, the arbitration will be conducted in accordance with the rules of the American Arbitration Association (the “AAA”). The arbitration and all arbitration proceedings shall be kept confidential.

(a) The Party claiming a cause of action or breach of this Agreement shall first provide the other Party with written notice of the breach. If the breach is not remedied within 15 days of said notice, the Party claiming the breach may request arbitration by serving upon the other a demand therefor, in writing, specifying the matter to be submitted to arbitration, and nominating a competent disinterested person to act as an arbitrator. Within 15 days after receipt of such written demand and nomination, the other Party will, in writing, nominate a competent disinterested person, and the two arbitrators so designated will, within 15 days thereafter, select a third arbitrator. The three arbitrators will give immediate written notice of such selection to the Parties and will fix in said notice a time and place of the meeting of the arbitrators which will be in Baton Rouge, Louisiana, where all proceedings will be conducted, and will be held as soon as conveniently possible (but in no event later than 45 days after the appointment of the third arbitrator), at which time and place the Parties to the controversy will appear and be heard with respect to the right, claim or cause of action. In case the notified Party or Parties will fail to make a selection upon notice within the time period specified, the Party asserting such claim will appoint an arbitrator on behalf of the notified Party. In the event that the first two arbitrators selected will fail to agree upon a third arbitrator within 15 days after their selection, then such arbitrator may, upon application made by either of the Parties to the controversy, be appointed by the AAA.

(b) Each Party will present such testimony, examinations and investigations in accordance with such procedures and regulations as may be determined by the arbitrators and will also recommend to the arbitrators a monetary award to be adopted by the arbitrators as the complete disposition of such claim, right or cause of action. After hearing the Parties in regard to the matter in dispute, the arbitrators will make their determination with respect to such claim, right or cause of action, within 30 days of the completion of the examination, by majority decision signed in writing (together with a brief written statement of the reasons for adopting such recommendation), and will deliver such written determination to each of the Parties. The decision of said arbitrators, absent fraud, duress or manifest error, will be final and binding upon the Parties to such controversy and may be enforced in any court of competent jurisdiction. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators. The arbitrators shall not award any punitive damages. If any of the arbitrators selected hereunder should die, resign or be unable to perform his or her duties hereunder, the remaining arbitrators or the AAA shall select a replacement arbitrator. The procedure set forth in this Section for selecting the arbitrators shall be followed from time to time as necessary. As to any claim, controversy, dispute or disagreement that under the terms hereof is made subject to arbitration, no lawsuit based on such matters shall be instituted by any of the Parties, other than to compel arbitration proceedings or enforce the award of a majority of the arbitrators. All privileges under Louisiana and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Louisiana law.

(c) The Company shall be responsible for advancing the cost of the arbitrators as well as the other costs of the arbitration. Each Party will pay the fees and expenses of its own counsel, except that with respect to those claims for which Employee is ultimately the prevailing party, the Company shall reimburse all of Employee’s reasonable out-of-pocket legal fees and expenses incurred in connection with asserting or defending against claims as to which Employee prevails within thirty (30) days of receipt of a written demand accompanied by reasonable documentation in support thereof. Notwithstanding the foregoing, such reimbursements will be made in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred; the expenses reimbursed by the Company during any taxable year of Employee will not affect the expenses reimbursed by the Company in another taxable year; and this right to reimbursement is not subject to liquidation or exchange for another benefit.

(d) Notwithstanding any other provisions of this Section, in the event that a Party against whom any claim, right or cause of action is asserted commences, or has commenced against it, bankruptcy, insolvency or similar proceedings, the Party or Parties asserting such claim, right or cause of action will have no obligations under this Section and may assert such claim, right or cause of action in the manner and forum it deems appropriate, subject to applicable laws. No determination or decision by the arbitrators pursuant to this Section will limit or restrict the ability of any Party hereto to obtain or seek in any appropriate forum, any relief or remedy that is not a monetary award or money damages.

Indemnification.

Company Indemnity. The Company agrees that if Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or a Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is Employee’s alleged action or failure to act in an official capacity as a director, officer, employee or agent or while serving as a director, officer, member, employee or agent, Employee shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s Certificate of Incorporation or Bylaws or Resolutions of the Company’s Board or, if greater, by the laws of the State of Delaware (or, with respect to Amedisys Holding, LLC, the laws of the State of Louisiana), against all cost, expense, liability, and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith, provided Employee provides Company with prompt notice of such action or threatened action (but failure to provide prompt notice shall not prejudice Employee except to the extent that it actually prejudices Company). Such indemnification shall continue as to Employee even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of Employee’s heirs, executors and administrators. The Company shall advance to Employee all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this shall not be deemed exclusive of any other rights of indemnification to which Employee may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payments of amounts claimed by Employee under Company Indemnity Section above that indemnification of Employee is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel, or stockholders) that Employee has not met such applicable standard of conduct, shall create a presumption that Employee has not met the applicable standard of conduct.

IN WITNESS WHEREOF, Amedisys and Employee have executed and delivered this Agreement as of the date written below.

Amedisys, Inc.

By:	/s/ Lawrence R. Pernosky

Name:	Lawrence R. Pernosky

Title:	Chief Human Resources Officer

Date:	May 2, 2016

Employee:

/s/ Jeffrey Jeter
Jeffery Jeter

May 2, 2016
Date